Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated October 25, 2018, relating to the consolidated financial statements of Rise Gold Corp., which appears in Rise Gold Corp.’s Annual Report on Form 10-K for the year ended July 31, 2018 (the “10-K”), as amended by Amendment No. 1 to the 10-K on January 16, 2019. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Interests of Experts” in the Prospectus.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Professional Accountants

April 17, 2019

1200 - 609 Granville Street, P.O. Box 10372, Pacific Centre, Vancouver, B.C., Canada V7Y 1G6
Telephone (604) 687-0947 Davidson-co.com